Exhibit 4.3

SECURITY AGREEMENT

dated as of

April 9, 2010

among

ITC^DELTACOM, INC.,

The Subsidiaries of ITC^DeltaCom, Inc.

from time to time party hereto

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Collateral Agent

for the First Lien Secured Parties

referred to herein

TABLE OF CONTENTS

		Page
ARTICLE I

Definitions

SECTION 1.01.	Definitions Generally	2
SECTION 1.02.	Other Defined Terms	2

ARTICLE II

Pledge of Securities

SECTION 2.01.	Pledge	8
SECTION 2.02.	Delivery of the Pledged Collateral	9
SECTION 2.03.	Representations, Warranties and Covenants	10
SECTION 2.04.	Certification of Limited Liability Company Interests and Limited Partnership Interests	12
SECTION 2.05.	Registration in Nominee Name; Denominations	12
SECTION 2.06.	Voting Rights; Dividends and Interest, Etc.	12

ARTICLE III

Security Interests in Personal Property

SECTION 3.01.	Security Interest	14
SECTION 3.02.	Representations and Warranties	16
SECTION 3.03.	Covenants	17
SECTION 3.04.	Other Actions	19
SECTION 3.05.	Covenants Regarding Patent, Trademark and Copyright Collateral	22

ARTICLE IV

Remedies

SECTION 4.01.	Remedies Upon Default	24
SECTION 4.02.	Application of Proceeds	26
SECTION 4.03.	Grant of License to Use Intellectual Property	26
SECTION 4.04.	Securities Act, Etc.	27

ARTICLE V

Miscellaneous

SECTION 5.01.	Notices	27

ii

Schedules

Schedule I	Subsidiary Grantors
Schedule II	Equity Interests; Pledged Debt Securities
Schedule III	Intellectual Property

Exhibits

Exhibit A	Form of Supplement to the Security Agreement
Exhibit B	Form of Perfection Certificate

iii

SECURITY AGREEMENT dated as of April 9, 2010 (this “Agreement”), among ITC^DELTACOM, INC., a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower from time to time party hereto (together with the Borrower, the “Grantors”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as collateral agent for the First Lien Secured Parties (in such capacity, together with any successor collateral agent, the “Collateral Agent”).

PRELIMINARY STATEMENT

(1)   The Borrower has entered into (a) the Credit Agreement dated as of April 9, 2010 (as it may hereafter be amended, refinanced, replaced, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”), (b) the Indenture dated April 9, 2010 (as it may hereafter be amended, refinanced, replaced, restated, supplemented, waived or otherwise modified from time to time, the “Indenture”), among the Borrower, the subsidiaries of the Borrower identified therein and The Bank of New York Mellon Trust Company, N.A., as the trustee (in such capacity, together with any successor trustee, the “Trustee”) and (c) the First Lien Intercreditor Agreement (the “First Lien Intercreditor Agreement”), among the Borrower, the subsidiaries of the Borrower from time to time party thereto, the Administrative Agent, the Trustee and the Collateral Agent.

(2)   Pursuant to the Credit Agreement, the Grantors are entering into this Agreement in order to grant to the Collateral Agent (on behalf of the Administrative Agent, for the ratable benefit of the Bank Secured Parties (as defined in the Credit Agreement and herein after referred to as the “Bank Secured Parties”) a security interest in the Collateral (as hereinafter defined) to secure their respective First Lien Obligations (as hereinafter defined). Pursuant to the Indenture, the Grantors are entering into this Agreement in order to grant to the Collateral Agent (on behalf of the Trustee, for the ratable benefit of the Holders of Notes (as defined in the Indenture and hereinafter referred to as the “Notes Secured Parties”)) a security interest in the Collateral to secure their respective First Lien Obligations. Pursuant to the Additional Agreements (if any), the Grantors are entering into this Agreement in order to grant to the Collateral Agent (on behalf of any Authorized Representative (if any), for the ratable benefit of the Additional First Lien Secured Parties (as defined herein) (if any)) a security interest in the Collateral to secure their respective Additional First Lien Obligations (as defined herein).

(3)   It is a condition precedent to the making of Loans and the issuance of Letters of Credit by the Lenders under the Credit Agreement, the entry into Hedging Agreements by the Hedge Providers from time to time, the purchase of Notes by the Holders and the making of loans pursuant to the applicable Additional Agreement (if any) that the Grantors shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Agreement.

(4)   Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Indenture Documents, the Loan Documents, the Hedging Agreements and the Additional Agreements (if any) (collectively, the “First Lien Credit Documents”).

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans and participate in Letters of Credit and the Issuing Bank to issue Letters of Credit under the Credit Agreement, the Hedge Providers to enter into Hedging Agreements from time to time and the Holders to purchase Notes, each Grantor hereby agrees with the Collateral Agent (on behalf of each of the Administrative Agent, for the ratable benefit of the Bank Secured Parties, the Trustee, for the ratable benefit of the Notes Secured Parties and the Authorized Representative (if any), for the ratable benefit of the Additional First Lien Secured Parties (if any)), as follows:

ARTICLE I

Definitions

SECTION 1.01.  Definitions Generally.  (a)  Capitalized terms used in this Agreement and not otherwise defined herein have the meanings set forth in the Credit Agreement or the Indenture, as applicable. All capitalized terms defined in the New York UCC (as such term is defined herein) and not defined in this Agreement, the Credit Agreement or the Indenture have the meanings specified therein. All references to the Uniform Commercial Code shall mean the New York UCC.

(b)  The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

SECTION 1.02.  Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Accounts Receivable” shall mean all Accounts and all right, title and interest in any returned goods, together with all rights, titles, securities and guarantees with respect thereto, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, liens and pledges, whether voluntary or involuntary, in each case whether now existing or owned or hereafter arising or acquired.

“Additional Agreements” shall have the meaning assigned to such term in the First Lien Intercreditor Agreement.

“Additional First Lien Obligations” shall have the meaning assigned to such term in the First Lien Intercreditor Agreement.

“Additional First Lien Secured Parties” shall mean the holders of any Additional First Lien Obligations.

“Administrative Agent” shall have the meaning assigned to such term in the preliminary statement.

“Article 9 Collateral” shall have the meaning assigned to such term in Section 3.01.

“Authorized Representative” shall have the meaning assigned to such term in the First Lien Intercreditor Agreement.

“Bank Obligations” shall mean (a) the Loan Document Obligations and (b) the due and punctual payment and performance of all obligations of each Grantor under each Hedging Agreement that (i) is in effect on the Closing Date with a counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Hedging Agreement is entered into.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Collateral” shall mean the Article 9 Collateral and the Pledged Collateral.

“Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Collateral Agent Obligations” shall mean any and all obligations of a Grantor now or hereafter existing, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise, owed to the Collateral Agent in connection with this Agreement or any other Loan Document or Indenture Document.

“Copyright License” shall mean any written agreement, now or hereafter in effect, granting any right to any third person under any copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third person, and all rights of such Grantor under any such agreement.

“Copyrights” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office (or any successor office or any similar office in any other country), including those listed on Schedule III.

“Credit Agreement” shall have the meaning assigned to such term in the preliminary statement.

“Discharge of Credit Agreement Obligations” shall have the meaning assigned to such term in the First Lien Intercreditor Agreement.

“Excluded Collateral” shall mean (a) any lease, license, contract, Instrument, Security, permit, property rights, franchise or agreement to which any Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of a security interest under this Agreement shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, Instrument, Security, permit, property rights, franchise or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, Instrument, Security, permit, property rights, franchise or agreement that does not result in any of the consequences specified in (i) or (ii) above, (b) any Equipment owned by any Grantor that is subject to a purchase money security interest (as defined in Section 9-103 of the UCC), (c) outstanding voting equity or other ownership interests of a Foreign Entity (as defined below) to the extent in excess of 65% of the voting power of all classes of equity or other ownership interests of such Foreign Entity entitled to vote, (d) the Southern Assets, (e) any Trademark applications filed in the United States Patent and Trademark Office on the basis of any Grantor’s “intent-to-use” such Trademark, unless and until acceptable evidence of use of the Trademark has been filed with the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a security interest in such Trademark application prior to such filing would adversely affect the enforceability or validity of such Trademark application, (f) except to secure the Bank Obligations, any capital stock or other securities of the Subsidiaries to the extent that the pledge of such securities results in the requirement to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary not to be subject to such requirement and only for so long as such requirement is in existence; provided that neither Borrower nor any Subsidiary shall take any action in the form of a reorganization, merger or other restructuring a principal purpose of which is to provide for the release of the Lien on any securities pursuant to this clause (f), and (g) any item of property or asset subject to any security interest granted in connection with any Federal Stimulus Grant Funds.

“Federal Securities Laws” shall have the meaning assigned to such term in Section 4.04.

“First Lien Credit Documents” shall have the meaning assigned to such term in the preliminary statement.

“First Lien Event of Default” shall mean an “Event of Default” (or similar defined term) under and as defined in the Credit Agreement, the Indenture or any other First Lien Credit Documents governing the First Lien Obligations.

“First Lien Intercreditor Agreement” shall have the meaning assigned to such term in the preliminary statement.

“First Lien Obligations” shall mean (a) the Bank Obligations, (b) the Notes Obligations, (c) the Collateral Agent Obligations and (d) the Additional First Lien Obligations.

“First Lien Secured Parties” shall mean the Collateral Agent, the Bank Secured Parties and the Notes Secured Parties.

“Foreign Entity” shall mean, with respect to any Grantor, any corporation, partnership, limited liability company or other business entity (i) which is organized under the laws of a jurisdiction other than a state of the United States or the District of Columbia and (ii) of which securities or other ownership interests representing more than 50% of the equity, more than 50% of the ordinary voting power, more than 50% of the general partnership interests or more than 50% of the limited liability company membership interests are, at the time of any determination is being made, owned directly by the Grantor.

“General Intangibles” shall mean all “general intangibles” (as such term is defined in the New York UCC), including all choses in action and causes of action and all other intangible personal property of any Grantor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including all rights and interests in partnerships, limited partnerships, limited liability companies and other unincorporated entities, corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Hedging Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

“Grantors” shall mean the Borrower and (a) each of the Subsidiaries identified on Schedule I hereto as Subsidiary Grantors and (b) each other Subsidiary that becomes a party to this Agreement as a Subsidiary Grantor after the Closing Date pursuant to Section 5.16 and (c) any Parent that becomes a party to this Agreement as a Grantor after the Closing Date pursuant to Section 5.16.

“Holders” shall mean the Holders of the Notes under the Indenture.

“Indenture” shall have the meaning assigned to such term in the preliminary statement.

“Indenture Documents” shall mean the Indenture and the Notes.

“Intellectual Property” shall mean all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Joinder Agreement” shall mean the document required to be delivered by an Authorized Representative pursuant to Section 5.02(c) of the First Lien Intercreditor Agreement.

“License” shall mean any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party, including those listed on Schedule III.

“Loan Document Obligations” shall mean (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower to any of the Bank Secured Parties under the Credit Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each Grantor under or pursuant to this Agreement and each of the other Loan Documents.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Notes Obligations” shall mean any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, Federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation in respect of the Notes, the Indenture or the Subsidiary Guarantees (as defined in the Indenture).

“Notes” shall mean the Borrower’s senior secured 10.5% notes due 2016, issued pursuant to the Indenture.

“Notes Secured Parties” shall mean the Holders and the Trustee.

“Parent” shall have the meaning assigned to such term in the Credit Agreement.

“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third person any right to make, use or sell any invention on which a patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third person, is in existence, and all rights of any Grantor under any such agreement.

“Patents” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office (or any successor or any similar offices in any other country), including those listed on Schedule III and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Certificate” shall mean a certificate substantially in the form of Exhibit B, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Borrower.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.01.

“Pledged Debt Securities” shall have the meaning assigned to such term in Section 2.01.

“Pledged Securities” shall mean any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” shall have the meaning assigned to such term in Section 2.01.

“Security Interest” shall have the meaning assigned to such term in Section 3.01.

“Southern Assets” shall mean the assets identified on Schedule 1.01(d) to the Credit Agreement.

“Subsidiary Grantor” shall mean (a) the Subsidiaries identified on Schedule I hereto as a Subsidiary Grantor and (b) each other Subsidiary that becomes a party to this Agreement as a Subsidiary Grantor after the Closing Date pursuant to Section 5.16.

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third person any right to use any trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third person, and all rights of any Grantor under any such agreement.

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office (or any successor office) or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule III, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“Trustee” shall have the meaning assigned to such term in the preliminary statement.

ARTICLE II

Pledge of Securities

SECTION 2.01.   Pledge.   As security for the payment or performance, as the case may be, in full of the First Lien Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, and hereby grants to the Collateral Agent, its successors and assigns (in each case, on behalf of each of the Administrative Agent, for the ratable benefit of the Bank Secured Parties, the Trustee, for the ratable benefit of the Notes Secured Parties, and the Authorized Representative (if any), for the ratable benefit of the Additional First Lien Secured Parties (if any)), a security interest in, all of such Grantor’s right, title and interest in, to and under:

(a)   (i)   the Equity Interests owned by such Grantor on the date hereof (including all such Equity Interests listed on Schedule II), (ii) any other Equity Interests obtained in the future by such Grantor and (iii) the certificates representing all such Equity Interests, if any (all the foregoing collectively referred to herein as the “Pledged Stock”);

(b)   (i)   the debt securities held by such Grantor on the date hereof (including all such debt securities listed opposite the name of such Grantor on Schedule II), (ii) any debt securities in the future issued to such Grantor and (iii) the promissory notes and any other instruments evidencing such debt securities (all the foregoing collectively referred to herein as the “Pledged Debt Securities”);

(c)   subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above;

(d)   subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), and (c) above; and

(e)   all Proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”);

(f)   provided, however, that notwithstanding any of the other provisions set forth in this Section 2, in no event shall the security interest granted under this Section 2 attach to any Excluded Collateral.

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns (on behalf of each of the Administrative Agent, for the ratable benefit of the Bank Secured Parties, the Trustee, for the ratable benefit of the Notes Secured Parties) and the Authorized Representative (if any), for the ratable benefit of the Additional First Lien Secured Parties (if any); subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 2.02.   Delivery of the Pledged Collateral.   (a)   Each Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent any and all certificates, instruments or other documents representing or evidencing Pledged Stock issued by a Subsidiary and Pledged Stock having an individual value in excess of $250,000.

(b)   Each Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent any and all certificates, instruments or other documents representing or evidencing Pledged Debt Securities issued by a Subsidiary and Pledged Debt Securities having an individual value in excess of $250,000.

(c)   Upon delivery to the Collateral Agent, (i) any certificate, instrument or document representing or evidencing Pledged Securities shall be accompanied by undated stock powers duly executed in blank or other undated instruments of transfer duly executed in blank and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor. Each delivery of any certificate, instrument or document representing or evidencing Pledged Securities shall be accompanied by a schedule describing the applicable securities, which schedule shall be attached hereto as Schedule II and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of the pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

(d)   At any time after the Discharge of Credit Agreement Obligations, the requirement to promptly deliver the certificates, instruments and other documents referred to in the preceding paragraphs of this Section 2.02 may be satisfied by delivering any such certificates, instruments and other documents with respect to Pledged Securities issued or obtained during any fiscal quarter of the Borrower at the time of the delivery of financial statements for such quarters pursuant to any First Lien Credit Document; provided that the Collateral Agent may request prompt delivery of the certificates, instruments and other documents referred to in the preceding paragraphs of this Section 2.02 at its sole discretion.

SECTION 2.03.   Representations, Warranties and Covenants.   The Grantors jointly and severally represent, warrant and covenant to and with the Collateral Agent (on behalf of each of the Administrative Agent, for the ratable benefit of the Bank Secured Parties, the Trustee, for the ratable benefit of the Notes Secured Parties and the Authorized Representative (if any), for the ratable benefit of the Additional First Lien Secured Parties (if any)), that:

(a)   As of the Closing Date, Schedule II correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by such Pledged Stock and includes all Equity Interests, debt securities and promissory notes required to be delivered hereunder;

(b)   the Pledged Stock and Pledged Debt Securities in each case issued by any Subsidiary have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof;

(c)   except for the security interests granted hereunder, each Grantor (i) is and, subject to any transfers or dispositions made in compliance with the First Lien Credit Documents, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantor, (ii) holds the same free and clear of all Liens except for Liens permitted pursuant to the First Lien Credit Documents, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral required to be delivered hereunder, other than transfers or dispositions made in compliance with First Lien Credit Documents, and (iv) subject to Section 2.06, will cause any and all Pledged Collateral required to be delivered hereunder, whether for value paid by such Grantor or otherwise, to be forthwith deposited with the Collateral Agent and pledged or assigned hereunder;

(d)   except for restrictions and limitations imposed by the First Lien Credit Documents or securities laws or other applicable laws generally, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral required to be pledged hereunder is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral required to be pledged hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e)   each Grantor (i) has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all Liens (other than any Lien created or permitted by the First Lien Credit Documents, however arising, of all persons whomsoever;

(f)   no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g)   by virtue of the execution and delivery by each Grantor of this Agreement and the Lien priorities set forth herein (but subject to the First Lien Intercreditor Agreement), when any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain a legal, valid and perfected first priority lien upon and security interest in such Pledged Securities as security for the payment and performance of the First Lien Obligations subject only to Liens permitted pursuant to the First Lien Credit Documents; and

(h)   the pledge effected hereby is effective to vest in the Collateral Agent, for the ratable benefit of the First Lien Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein and all action by any Grantor necessary to protect and perfect the Lien on the Pledged Collateral has been duly taken.

SECTION 2.04.   Certification of Limited Liability Company Interests and Limited Partnership Interests.   Each interest in any limited liability company or limited partnership which is a Subsidiary and pledged hereunder shall be represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC.

SECTION 2.05.   Registration in Nominee Name; Denominations.   Upon the occurrence and during the continuation of a First Lien Event of Default, the Collateral Agent (on behalf of each of the Administrative Agent, for the ratable benefit of the Bank Secured Parties, the Trustee, for the ratable benefit of the Notes Secured Parties and the Authorized Representative (if any), for the ratable benefit of the Additional First Lien Secured Parties (if any)) shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent. Upon the occurrence and during the continuation of a First Lien Event of Default, each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities in its capacity as the registered owner thereof. Upon the occurrence and during the continuation of a First Lien Event of Default, the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 2.06.   Voting Rights; Dividends and Interest, Etc.   (a)  Unless and until a First Lien Event of Default shall have occurred and be continuing and the Collateral Agent shall have given the Grantors written notice of its intent to exercise its rights under this Agreement (which notice shall be deemed to have been given immediately upon the occurrence of a First Lien Event of Default under paragraph (g) or (h) of Article VII of the Credit Agreement, paragraph (7) or (8) of Section 6.01 of the Indenture or the applicable provision of any Additional Agreements (if any), as applicable):

(i)   Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement and the other First Lien Credit Documents; provided, however, that such rights and powers shall not be exercised in any manner that could reasonably be expected to have a Material Adverse Effect.

(ii)   The Collateral Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to each Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (i) above.

(iii)   Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the First Lien Credit Documents and applicable law; provided, however, that any noncash dividends, interest, principal or other distributions that would constitute Pledged Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, to the extent required to be delivered hereunder, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the ratable benefit of the First Lien Secured Parties and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement or instrument of assignment). This paragraph (iii) shall not apply to dividends between or among the Borrower and any Subsidiaries only of property subject to a perfected security interest under this Agreement.

(b)   Upon the occurrence and during the continuance of a First Lien Event of Default, after the Collateral Agent shall have notified (or shall be deemed to have notified pursuant to Section 2.06(a)) the Grantors in writing of the suspension of their rights under paragraph (a)(iii) of this Section 2.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement or instrument of assignment). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. The Collateral Agent shall, promptly after all such Events of Default have been cured or waived, repay to each applicable Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.

(c)   Upon the occurrence and during the continuance of a First Lien Event of Default, after the Collateral Agent shall have notified (or shall be deemed to have notified pursuant to Section 2.06(a)) the Grantors in writing of the suspension of their rights under paragraph (a)(i) of this Section 2.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Applicable Authorized Representatives, (as defined in the First Lien Intercreditor Agreement), the Collateral Agent shall have the right from time to time following and during the continuance of a First Lien Event of Default to permit the Grantors to exercise such rights.

(d)   Any notice given by the Collateral Agent to the Grantors exercising its rights under paragraph (a) of this Section 2.06 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as a First Lien Event of Default has occurred and is continuing.

ARTICLE III

Security Interests in Personal Property

SECTION 3.01.   Security Interest.   (a)  As security for the payment or performance, as the case may be, in full of the First Lien Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns (on behalf of each of the Administrative Agent, for the ratable benefit of the Bank Secured Parties, the Trustee, for the ratable benefit of the Notes Secured Parties and the Authorized Representative (if any), for the ratable benefit of the Additional First Lien Secured Parties (if any)), and hereby grants to the Collateral Agent, its successors and assigns (on behalf of each of the Administrative Agent, for the ratable benefit of the Bank Secured Parties, the Trustee, for the ratable benefit of the Notes Secured Parties and the Authorized Representative (if any), for the ratable benefit of the Additional First Lien Secured Parties (if any)), a security interest (the “Security Interest”), in all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)    all Accounts;

(ii)   all Chattel Paper;

(iii)  all cash and Deposit Accounts;

(iv)   all Documents;

(v)      all Equipment;

(vi)     all General Intangibles;

(vii)    all Instruments;

(viii)   all Inventory;

(ix)     all Investment Property;

(x)      all Letter-of-Credit Rights;

(xi)     all Commercial Tort Claims;

(xii)    all books and records pertaining to the Article 9 Collateral; and

(xiii)   to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing;

(xiv)   provided, however, that notwithstanding any of the other provisions set forth in this Article III, in no event shall the security interest granted under this Article III attach to any Excluded Collateral.

(b)   Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Article 9 Collateral as “all assets” of such Grantor or words of similar effect, and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent (on behalf of each of the Administrative Agent, for the ratable benefit of the Bank Secured Parties, the Trustee, for the ratable benefit of the Notes Secured Parties and the Authorized Representative (if any), for the ratable benefit of the Additional First Lien Secured Parties (if any)), as secured party.

(c)   The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

SECTION 3.02.   Representations and Warranties.   The Grantors jointly and severally represent and warrant to the Collateral Agent and the First Lien Secured Parties that:

(a)   Except for the security interests granted hereunder and the Liens permitted pursuant to the First Lien Credit Documents, each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent, for the ratable benefit of the First Lien Secured Parties, the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained.

(b)   The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein (including (x) the exact legal name of each Grantor and (y) the jurisdiction of organization of each Grantor) is correct and complete in all material respects as of the Closing Date. Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral have been prepared by the Borrower based upon the information provided to the Administrative Agent and the First Lien Secured Parties in the Perfection Certificate for filing in each governmental, municipal or other office specified in Section 2 of the Perfection Certificate (or specified by notice from the Borrower to the Administrative Agent or the Trustee after the Closing Date in the case of filings, recordings or registrations required by the First Lien Credit Documents).

(c)   The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to the First Lien Credit Documents. No Grantor has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, (iii) any notice under the Assignment of Claims Act, or (iv) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to the First Lien Credit Documents. As of the Closing Date, no Grantor holds any Commercial Tort Claims except as indicated on the Perfection Certificate.

SECTION 3.03.   Covenants.   (a)  Except in connection with a transaction permitted by the First Lien Credit Documents following which any Grantor shall cease to be a Grantor, each Grantor agrees promptly to notify the Collateral Agent in writing of any change in (i) its legal name, (ii) its identity or type of organization or corporate structure, (iii) its Federal Taxpayer Identification Number or organizational identification number or (iv) its jurisdiction of organization. Each Grantor agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph. Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Article 9 Collateral contemplated hereunder. Each Grantor agrees promptly to notify the Collateral Agent if any material portion of the Article 9 Collateral owned or held by such Grantor is damaged or destroyed.

(b)   Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Article 9 Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged.

(c)   Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a) of the Credit Agreement, after the Discharge of Credit Agreement Obligations, Section 4.17 of the Indenture, or after the Discharge of Credit Agreement Obligations and termination of the Indenture in accordance with the terms thereof, any applicable provision of the Additional Agreements (if any), the Borrower shall deliver to the Collateral Agent a certificate executed by a Responsible Officer of the Borrower and setting forth in the format of Schedule III a list of all Intellectual Property of any Grantor in existence on the date thereof and not then listed on such Schedules or previously so identified to the Collateral Agent.

(d)   Each Grantor shall, at its own expense, take any and all actions reasonably necessary to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to the First Lien Credit Documents.

(e)   Each Grantor agrees, at its own expense, promptly to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent (as instructed by the Applicable Authorized Representative, as defined in the First Lien Intercreditor Agreement) may from time to time reasonably request to better assure, obtain, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing or continuation statements (including fixture filings) or other documents in connection herewith or therewith unless the validity or amount thereof is being contested in good faith by appropriate proceedings.

Without limiting the generality of the foregoing, each Grantor hereby authorizes the Collateral Agent, with reasonable prior notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to identify specifically any asset or item of a Grantor that constitutes Copyrights, Licenses, Patents or Trademarks; provided that any Grantor shall have the right, exercisable within 10 days after it has been notified by the Collateral Agent of the specific identification of such Collateral, to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral. Each Grantor agrees that it will use its reasonable best efforts to take such action as shall be reasonably necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Collateral within 30 days after the date it has been notified by the Collateral Agent (as instructed by the Applicable Authorized Representative) of the specific identification of such Collateral.

(f)   The Collateral Agent and such persons as the Collateral Agent may designate shall have the right, at the applicable Grantor’s own cost and expense, but not more than once each fiscal year prior to a First Lien Event of Default at reasonable times and often as reasonably requested during the continuance of a First Lien Event of Default, to inspect the Article 9 Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Article 9 Collateral is located, to discuss the applicable Grantor’s affairs with the officers of such Grantor and its independent accountants and to verify the existence, validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or other Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification. The Collateral Agent upon written notice to each Grantor shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(g)   At its option, during the continuance of a First Lien Event of Default, the Collateral Agent may discharge past due Taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not expressly permitted pursuant to the First Lien Credit Documents, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the First Lien Credit Documents or this Agreement, and each Grantor jointly and severally agrees to reimburse the Collateral Agent promptly following demand for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other First Lien Credit Documents.

(h)   If at any time any Grantor shall take a security interest in any material property of an Account Debtor or any other person to secure payment and performance of a material Account, such Grantor shall promptly assign such security interest to the Collateral Agent for the ratable benefit of the First Lien Secured Parties. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other person granting the security interest.

(i)   Each Grantor, at its own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment in accordance with the requirements set forth in the First Lien Credit Documents. Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuance of a First Lien Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. Upon the occurrence and during the continuance of a First Lien Event of Default, in the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or under the First Lien Credit Documents or to pay any premium in whole or part relating thereto, the Collateral Agent or the Applicable Authorized Representative may, without waiving or releasing any obligation or liability of any Grantor hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other reasonable actions with respect thereto as the Collateral Agent or the Applicable Authorized Representative deems advisable. All sums disbursed by the Collateral Agent in connection with this paragraph, including attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, by the Grantors to the Collateral Agent and shall be additional Collateral Agent Obligations secured hereby.

(j)   Each Grantor shall maintain records of its Chattel Paper and its books, records and documents evidencing or pertaining thereto.

SECTION 3.04.   Other Actions.   In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest in the Article 9 Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a)   Instruments.   If any Grantor shall at any time hold or acquire any Instruments having an individual value in excess of $250,000, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such undated instruments of endorsement, transfer or assignment duly executed in blank as the Collateral Agent (as instructed by the Applicable Authorized Representative) may from time to time specify.

(b)   Deposit Accounts.   For each Deposit Account that any Grantor at any time opens or maintains, such Grantor shall, upon the Collateral Agent’s written request (as instructed by the Applicable Authorized Representative), either (i) cause the depositary bank to agree to comply at any time with instructions from the Collateral Agent to such depositary bank directing the disposition of funds from time to time credited to such Deposit Account, without further consent of such Grantor or any other person, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent or (ii) arrange for the Collateral Agent to become the customer of the depositary bank with respect to the Deposit Account, with the Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw funds from such Deposit Account. The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any such instructions or withhold any withdrawal rights from any Grantor, unless a First Lien Event of Default has occurred and is continuing. The provisions of this paragraph shall not apply to (x) any Deposit Account for which any Grantor, the depositary bank and the Collateral Agent have entered into a cash collateral agreement specially negotiated among such Grantor, the depositary bank and the Collateral Agent for the specific purpose set forth therein, (y) (A) any payroll, withholding tax or other fiduciary account, (B) any Deposit Accounts holding customer deposits, which by their terms or applicable law may not be pledged and (C) any Deposit Accounts used in the ordinary course of business solely for daily accounts payable and that has an ending daily balance of zero and/or (z) any such Deposit Accounts that, together with any Securities Accounts described in Section 3.04(c)(z) below, in the aggregate, have a principal balance of $1,000,000 or less.

(c)   Investment Property.   Except to the extent otherwise provided in Article III, if any Grantor shall at any time hold or acquire any certificated securities having an individual value in excess of $250,000 (or otherwise required to be delivered hereunder), such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify. If any such securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s written request (as instructed by the Applicable Authorized Representative) and option, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Collateral Agent to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other Investment Property now or hereafter acquired by any Grantor are held by such Grantor or its nominee through a Securities Intermediary or Commodity Intermediary, such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s request and option (as instructed by the Applicable Authorized Representative), pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause such Securities Intermediary or Commodity Intermediary, as the case may be, to agree to comply with Entitlement Orders from the Collateral Agent to such Securities Intermediary as to such securities or other Investment Property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Collateral Agent to such Commodity Intermediary, in each case without further consent of any Grantor or such nominee, or (ii) in the case of Financial Assets (as governed by Article 8 of the New York UCC) or other Investment Property held through a Securities Intermediary, arrange for the Collateral Agent to become the Entitlement Holder with respect to such Investment Property, with the Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such Investment Property. The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any such Entitlement Orders or instructions or directions to any such issuer, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor, unless a First Lien Event of Default has occurred and is continuing. The provisions of this paragraph shall not apply to (x) any Financial Assets credited to a Securities Account for which the Collateral Agent is the Securities Intermediary, (y) any payroll, withholding tax or other fiduciary account and/ or (z) any Securities Accounts that, together with any Deposit Accounts described in Section 3.04(b)(z) above, in the aggregate, have a principal balance of $1,000,000 or less.

(d)   Electronic Chattel Paper and Transferable Records.   If any Grantor at any time holds or acquires an interest in any Electronic Chattel Paper or any “transferable record”, as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, in each case having an individual value in excess of $250,000, such Grantor shall promptly notify the Collateral Agent thereof and, at the written request of the Collateral Agent (as instructed by the Applicable Authorized Representative), shall take such action as the Collateral Agent may reasonably request (as instructed by the Applicable Authorized Representative) to vest in the Collateral Agent control under New York UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantor to make alterations to such Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless a First Lien Event of Default has occurred and is continuing.

(e)   Letter-of-Credit Rights.   If any Grantor is at any time a beneficiary under a letter of credit having an individual value in excess of $250,000 now or hereafter issued in favor of such Grantor, such Grantor shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent (as instructed by the Applicable Authorized Representative), such Grantor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of the letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to the applicable Grantor unless a First Lien Event of Default has occurred and is continuing.

(f)   Commercial Tort Claims.   If any Grantor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $500,000, the Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor including a summary description of such claim and grant to the Collateral Agent, for the ratable benefit of the First Lien Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Collateral Agent.

(g)   At any time after the Discharge of Credit Agreement Obligations, the requirement to promptly take actions or delivering such certificates, instruments and other documents with respect to the Article 9 Collateral referred to in the preceding paragraphs of this Section 3.04 (except such Collateral referred to in paragraphs (b) and (f)) may be satisfied by taking such actions or delivering any such certificates, instruments and other documents issued or obtained during any fiscal quarter of the Borrower at the time of the delivery of financial statements for such quarters pursuant to any First Lien Credit Document; provided that the Collateral Agent may request prompt action with respect to the Article 9 Collateral or delivery of the certificates, instruments and other documents referred to in the preceding paragraphs of this Section 3.04 at its sole discretion.

SECTION 3.05.   Covenants Regarding Patent, Trademark and Copyright Collateral.   (a)  Each Grantor agrees that it will not, and will not permit any of its licensees to, do any act, or omit to do any act, whereby any Patent that is material to the conduct of such Grantor’s business may become invalidated or dedicated to the public, and agrees that it shall continue to mark any products covered by any such Patent with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws.

(b)   Each Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark material to the conduct of such Grantor’s business, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable law and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights.

(c)   Each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a material Copyright, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws.

(d)   Each Grantor shall notify the Collateral Agent promptly if it knows or has reason to know that any Patent, Trademark or Copyright material to the conduct of its business may become abandoned, lost or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any Patent, Trademark or Copyright, its right to register the same, or its right to keep and maintain the same.

(e)   In no event shall any Grantor, either itself or through any agent, employee, licensee or designee, file an application for any Patent, Trademark or Copyright (or for the registration of any Trademark or Copyright) with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, unless it promptly notifies the Collateral Agent, and, upon request of the Collateral Agent, executes and delivers any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Security Interest in such Patent, Trademark or Copyright, and each Grantor hereby appoints the Collateral Agent as its attorney-in-fact to execute and file such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable for the term of this Agreement. At any time after the Discharge of Credit Agreement Obligations, the requirement to notify the Collateral Agent referred to in this paragraph may be satisfied by notifying the Collateral Agent at the time of the delivery of financial statements for such quarters pursuant to any First Lien Credit Document; provided that the Collateral Agent may request prompt notification pursuant to this paragraph at its sole discretion.

(f)   Each Grantor will take all necessary steps that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g)   In the event that any Grantor knows or has reason to believe that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the conduct of any Grantor’s business has been or is about to be materially infringed, misappropriated or diluted by a third person, such Grantor promptly shall notify the Collateral Agent and shall, if consistent with good business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Article 9 Collateral.

(h)   Upon the occurrence and during the continuance of a First Lien Event of Default, promptly following the request of the Collateral Agent (as instructed by the Applicable Authorized Representative) each Grantor shall use its best efforts to promptly obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License, and each other material License, to effect the assignment of all such Grantor’s right, title and interest thereunder to the Collateral Agent, for the ratable benefit of the First Lien Secured Parties, or its designee.

ARTICLE IV

Remedies

SECTION 4.01.   Remedies Upon Default.   Upon the occurrence and during the continuance of a First Lien Event of Default, each Grantor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantor to the Collateral Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot upon the use of commercially reasonable efforts be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale (if it deems it reasonable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give each applicable Grantor 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by applicable law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by applicable law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the First Lien Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 4.02.   Application of Proceeds.   (a)  The Collateral Agent shall apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, as provided for in the First Lien Intercreditor Agreement.

(b)   The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement and the First Lien Intercreditor Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 4.03.   Grant of License to Use Intellectual Property.   For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors), to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuation of a First Lien Event of Default; provided, however, that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of a First Lien Event of Default.

SECTION 4.04.   Securities Act, Etc.   In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the U.S. Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 4.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

ARTICLE V

Miscellaneous

SECTION 5.01.   Notices.   All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)   if to the Collateral Agent, to it at The Bank of New York Mellon Trust Company, N.A., 900 Ashwood Parkway, Suite 425, Atlanta, GA 30338, Attention of BNY Mellon Corporate Trust (Telephone: (770) 698-5109 , Fax No. (770) 698-5108);

(b)   if to the Trustee, to it at The Bank of New York Mellon Trust Company, N.A., 900 Ashwood Parkway, Suite 425, Atlanta, GA 30338, Attention of BNY Mellon Corporate Trust (Telephone: (770) 698-5109, Fax No. (770) 698-5108);

(c)   if to the Administrative Agent, to it at Credit Suisse AG, Agency Manager, Eleven Madison Avenue, New York, NY 10010 (Fax No. 212-322-2291), Email: agency.loanops@credit-suisse.com;

(d)   if to any Additional Authorized Representative, to it at the address set forth in the applicable Joinder; and

(e)   if to any Grantor, to it at 7037 Old Madison Pike, Huntsville, AL 35806, Attention of Richard E. Fish, Jr. (Fax No. (256) 382-3935).

SECTION 5.02.   Security Interest Absolute.   In accordance with applicable laws, all rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of any First Lien Credit Document, any agreement with respect to any of the First Lien Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the First Lien Obligations, or any other amendment or waiver of or any consent to any departure from any First Lien Credit Document or any other agreement or instrument relating to the foregoing, (c) any exchange, release or non-perfection of any Lien on other collateral (except for dispositions of Collateral permitted pursuant to the terms of the First Lien Credit Documents), or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the First Lien Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the First Lien Obligations or this Agreement.

SECTION 5.03.   Survival of Agreement.   All covenants, agreements, representations and warranties made by the Loan Parties in the First Lien Credit Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other First Lien Credit Document shall be considered to have been relied upon by the First Lien Secured Parties and shall survive the execution and delivery of the First Lien Credit Documents and the Transactions, regardless of any investigation made by any First Lien Secured Parties or on their behalf and notwithstanding that the Collateral Agent or any Secured Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the First Lien Credit Documents, and shall continue in full force and effect (a) with respect to the Bank Obligations, as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable upon any Loan Document is outstanding and unpaid or the aggregate L/C Exposure does not equal zero and so long as the Commitments have not expired or terminated, (b) with respect to the Notes Obligations, until the occurrence of (i) the payment in full of the Notes Obligations (other than contingent or unliquidated obligations or liabilities), (ii) a legal defeasance, covenant defeasance or a discharge under Article Eight of the Indenture, or (iii) the date when the Holders of all outstanding Notes issued under the Indenture consent to the termination of this Agreement, (c) with respect to Liens securing Collateral Agent Obligations, until the occurrence of (i) the payment in full in cash of the Collateral Agent Obligations (other than contingent or unliquidated obligations or liabilities) or (ii) the date when the Collateral Agent consents to the termination of this Agreement and (d) with respect to the Additional First Lien Obligations, until the occurrence of (i) the payment in full in cash of the Additional First Lien Obligations (other than contingent or unliquidated obligations or liabilities) or (ii) the date when the Authorized Representative consents to the termination of this Agreement.

SECTION 5.04.   Binding Effect; Several Agreement.   This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Collateral Agent and the other First Lien Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated or permitted by this Agreement, or the First Lien Credit Documents. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

SECTION 5.05.   Successors and Assigns.   Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 5.06.   Indemnity and Expenses.   (a)  Each Grantor agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on written demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and expenses of counsel that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense has resulted from such Indemnified Party’s own gross negligence or willful misconduct.

(b)   Each Grantor will upon written demand pay to the Collateral Agent and the Agents the amount of any and all actual reasonable and documented out-of- pocket expenses, including, without limitation, the reasonable and documented fees and expenses of their respective counsel, that they may incur in connection with (i) the administration of this Agreement, or (ii) the custody of any of the Collateral of such Grantor.

(c)   Each Grantor will upon written demand pay to the Collateral Agent and the Agents the amount of any and all actual out-of-pocket and documented expenses, including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel in connection with (i) the exercise or enforcement of any of the rights of the Collateral Agent, the Agents or the other First Lien Secured Parties hereunder or (ii) the failure by such Grantor to perform or observe any of the provisions hereof; provided that such fees and expenses shall be limited to one external counsel (and appropriate local counsel) for all such persons unless there are actual or potential conflicting interests between or among such persons arising out of the matters within the scope of this Section 5.06(c).

(d)   Any such amounts payable as provided hereunder shall be additional First Lien Obligations secured hereby and by the other Security Documents. The provisions of this Section 5.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other First Lien Credit Document, the consummation of the transactions contemplated hereby, the repayment of any of the First Lien Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other First Lien Credit Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 5.06 shall be payable promptly following written demand therefor and shall bear interest, on and from the date of demand, at the rate specified in Section 2.07(b) of the Credit Agreement or after the Discharge of Credit Agreement Obligations, Section 2.14 of the Indenture.

SECTION 5.07.   Collateral Agent Appointed Attorney-in-Fact.   Upon the occurrence and during the continuation of a First Lien Event of Default, each Grantor hereby appoints the Collateral Agent as the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable for the term of this Agreement and coupled with an interest; provided, however, that notwithstanding the preceding each Grantor hereby immediately appoints the Collateral Agent as the attorney-in-fact of such Grantor for the purpose of perfecting any security interest created hereunder. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of a First Lien Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral, (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral, (d) to send verifications of Accounts Receivable to any account debtor, (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral, (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral, (g) to notify, or to require any Grantor to notify, account debtors to make payment directly to the Collateral Agent, and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement in accordance with its terms, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other First Lien Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 5.08.   Applicable Law.   THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.09.   Waivers; Amendment.   (a)  No failure or delay by the Collateral Agent, any Agent or any other Secured Party in exercising any right or power hereunder or under any other First Lien Credit Document shall operate as a waiver hereof or thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent, any Agent or any other Secured Party hereunder and under the other First Lien Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any First Lien Credit Document or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)   Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with the First Lien Intercreditor Agreement; provided that the Collateral Agent and the Grantors may amend this Agreement to correct administrative or manifest errors or omissions. No notice or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

SECTION 5.10.   WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

SECTION 5.11.   Severability.   In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.12.   Counterparts.   This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 5.04. Delivery of an executed signature page to this Agreement by facsimile or any other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.13.   Headings.   Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.14.   Jurisdiction; Consent to Service of Process.   (a)  Each of the Grantors hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Loan Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other First Lien Credit Document shall affect any right that the Collateral Agent, the Agents, or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other First Lien Credit Document against any Grantor or its properties in the courts of any jurisdiction.

(b)   Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section 5.14. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)   Each of the parties hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in this Agreement or any other First Lien Credit Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 5.15.   Termination or Release.   (a)  Upon the latest of (i) the payment in full in cash of the First Lien Obligations that are Bank Obligations other than First Lien Obligations with respect to Hedging Agreements not yet due and payable and contingent indemnification obligations not yet accrued and payable, (ii) the Revolving Credit Maturity Date and (iii) the cash collateralization or back-stop (on terms reasonably satisfactory to the Administrative Agent), termination or expiration of all Letters of Credit, the Lien on all Collateral created under this Agreement that secures the Bank Obligations shall terminate and all rights of the Administrative Agent and the other Bank Secured Parties to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Administrative Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)   Upon the occurrence of (i) the payment in full in cash of the First Lien Obligations that are Note Obligations (other than contingent or unliquidated obligations or liabilities), (ii) the date when the Holders of at least two-thirds of the aggregate principal amount of the Notes then outstanding under the Indenture consent to the termination of this Agreement or (iii) at the election of the Borrower, during any Suspension Period (as defined in the Indenture), the Lien on all Collateral created under this Agreement that secures the Note Obligations shall terminate and all rights of the Trustee and the other Notes Secured Parties to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Trustee will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(c)   Upon the occurrence of (i) the payment in full in cash of the First Lien Obligations that are Collateral Agent Obligations (other than contingent or unliquidated obligations or liabilities) or (ii) the date when the Collateral Agent consents to the termination of this Agreement, the Lien on all Collateral created under this Agreement that secures the Collateral Agent Obligations shall terminate and all rights of the Collateral Agent to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(d)   Upon the payment in full in cash of the Additional First Lien Obligations (if any) as required by the Additional Agreements (if any), the Lien on all Collateral created under this Agreement that secures the Additional First Lien Obligations shall terminate and all rights of the Authorized Representative to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Authorized Representative will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(e)   A Subsidiary Grantor shall automatically be released from its obligations hereunder and the Security Interests created hereunder in the Collateral of such Subsidiary Grantor shall be automatically released upon the consummation of any transaction permitted by the First Lien Credit Documents as a result of which such Subsidiary Grantor ceases to be a Subsidiary.

(f)   Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the First Lien Credit Documents to any person that is not the Borrower or a Grantor, or upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to the First Lien Intercreditor Agreement, the Security Interest in such Collateral shall be automatically released.

(g)   In addition to the foregoing clauses (a) through (f), the security interest in, and Liens on, the Collateral shall also be released at the times, and to the extent, provided in Article VIII of the Credit Agreement, Sections 12.04 and 12.07 of the Indenture, the applicable provisions of the Additional Agreement and as otherwise provided in the First Lien Intercreditor Agreement.

(h)   In connection with any termination or release pursuant to this Section, the Collateral Agent shall (i) promptly execute and deliver to any Grantor, at such Grantor’s expense, all Uniform Commercial Code termination statements and similar documents that such Grantor shall reasonably request to evidence such termination or release and (ii) promptly deliver to the Grantors any portion of such Collateral so released in possession of the Collateral Agent. Any execution and delivery of documents pursuant to this Section 5.15 shall be without recourse to or representation or warranty by the Collateral Agent or any Secured Party. Without limiting the provisions of, but subject to, Section 5.06, the Borrower shall reimburse the Collateral Agent upon demand for all costs and out of pocket expenses, including the fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 5.15.

SECTION 5.16.   Additional Grantors; Authorized Representative.   (a)  Any Subsidiary or Parent that is required to become a party hereto pursuant to any First Lien Credit Document shall enter into this Agreement as a Grantor upon becoming such a Subsidiary or Parent. Upon execution and delivery by the Collateral Agent and such Subsidiary or Parent of a supplement in the form of Exhibit A hereto, such Subsidiary or Parent shall become a Subsidiary Grantor or Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

(b)   Upon the execution and delivery, or authentication, by any Person of a Joinder Agreement pursuant to Section 5.02(c) of the First Lien Intercreditor Agreement, (i) such Person shall be referred to as an “Authorized Representative” and shall be and become a Secured Party hereunder, (ii) each reference in this Agreement to “First Lien Secured Parties” shall also mean and be a reference to such Authorized Representative, (iii) each reference in this Agreement of a grant of a security interest in a Grantor’s Collateral to a Secured Party shall also mean a grant of a security interest to the Authorized Representative, (iv) each reference to the Administrative Agent and/or the Trustee shall be a reference to the Administrative Agent, the Trustee and/or the Authorized Representative, and (v) each reference to Agents shall be a reference to the Administrative Agent, the Trustee and the Authorized Representative. Among other things the Joinder Agreement shall (x) for the avoidance of doubt, appoint the Collateral Agent as the Authorized Representative’s collateral agent pursuant to reasonable terms and conditions agreed to by the Authorized Representative and the Collateral Agent, which terms shall not in any event be inconsistent with the provisions of this Agreement, and (y) among other terms define “First Lien Obligations”, “Additional Agreements” and “Additional First Lien Secured Parties”. The execution and delivery of any such Joinder Agreement shall not require the consent of any other party to this Agreement providing the Indebtedness secured by such Joinder Agreement is permitted to be incurred and secured on a pari passu basis with the other First Lien Obligations by the Credit Agreement and the Indenture. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new Secured Party to this Agreement.

SECTION 5.17.   Right of Setoff.   If a First Lien Event of Default shall have occurred and is continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all Collateral (including any deposits (general or special, time or demand, provisional or final)) at any time held and other obligations at any time owing by such Secured Party to or for the credit or the account of any Grantor against any and all of the obligations of such Grantor now or hereafter existing under this Agreement and the other First Lien Credit Documents held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other First Lien Credit Document and although such obligations may be unmatured. The rights of each Secured Party under this Section 5.17 are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have.

SECTION 5.18.   Incorporation of Rights.   The rights, duties, privileges, protections and benefits of the Collateral Agent set forth or otherwise referred to in the First Lien Intercreditor Agreement are hereby incorporated herein by reference.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ITC^DELTACOM, INC.,

by	/s/ J. Thomas Mullis
	Name:	J. Thomas Mullis
	Title:	Senior Vice President-Legal and Regulatory, General Counsel and Secretary

EACH OF THE SUBSIDIARIES LISTED ON SCHEDULE I HERETO,

by	/s/ J. Thomas Mullis
	Name:	J. Thomas Mullis
	Title:	Authorized Signatory

THE BANK OF NEW YORK MELLON TRUST COMPANY N.A., as Collateral Agent,

by	/s/ Stefan Victory
Name: Stefan Victory
Title: Vice President

Schedule I to the

Security Agreement

SUBSIDIARY GUARANTORS

Interstate FiberNet, Inc.

DeltaCom, Inc.

DeltaCom Information Systems, Inc.

BTI Telecom Corp.

Business Telecom, Inc.

Business Telecom of Virginia, Inc.

Exhibit A to the

Security Agreement

SUPPLEMENT NO.                         (this “Supplement”) dated as of                     , to the Security Agreement dated as of April 9, 2010 (the “Security Agreement”), among ITC^DELTACOM, INC., a Delaware corporation (the “Borrower”), the Subsidiaries [and Parent] of the Borrower from time to time party thereto (together with the Borrower, the “Grantors”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”) for the Bank Secured Parties (as defined in the Credit Agreement referred to below and hereinafter referred to as the “Bank Secured Parties”), THE BANK OF NEW YORK MELLON TRUST COMPANY N.A., as trustee (in such capacity, together with any successor trustee, the “Trustee”; the Trustee and the Administrative Agent being, collectively, the “Agents”) for the First Lien Secured Parties (as defined in the Indenture referred to below and hereinafter referred to as the “Notes Secured Parties”; the Notes Secured Parties, the Bank Secured Parties and the Collateral Agent being, collectively, the “First Lien Secured Parties”) and THE BANK OF NEW YORK MELLON TRUST COMPANY N.A., as collateral agent for the First Lien Secured Parties (in such capacity, the “Collateral Agent”).

A.    Reference is made to (i) the Credit Agreement dated as of April 9, 2010 (as amended, restated, refinanced, replaced, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto, and the Administrative Agent, (ii) the Indenture dated as of April 9, 2010 (as amended, restated, refinanced, replaced, supplemented, waived or otherwise modified from time to time, the “Indenture”), among the Borrower, the subsidiaries of the Borrower identified therein and the Trustee, (iii) the First Lien Intercreditor Agreement (the “First Lien Intercreditor Agreement”), among the Grantors from time to time party thereto, the Administrative Agent, the Trustee and the Collateral Agent, and (iv) the Security Agreement dated as of April 9, 2010 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Security Agreement”), among the Grantors from time to time party thereto, the Agents and the Collateral Agent for the ratable benefit of the First Lien Secured Parties.

B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

C.    Section 5.16 of the Security Agreement provides that [additional Subsidiaries] [or Parent] of the Borrower may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned [Subsidiary] [Parent] (the [“New Subsidiary”] [“New Parent”]) is executing this Supplement in accordance with the requirements of the Security Agreement and the First Lien Credit Documents, as applicable, to become a Grantor under the Security Agreement.

Accordingly, the Collateral Agent and the [New Subsidiary] [New Parent] agree as follows:

SECTION 1.    In accordance with Section 5.16 of the Security Agreement, the [New Subsidiary] [New Parent] by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the [New Subsidiary] [New Parent] hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the First Lien Obligations, does hereby create and grant to the Collateral Agent, its successors and assigns, for the ratable benefit of the First Lien Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral of the New Subsidiary. Each reference to a “Grantor” or a “Subsidiary Grantor” in the Security Agreement shall be deemed to include the [New Subsidiary] [New Parent]. The Security Agreement is hereby incorporated herein by reference.

SECTION 2.    The [New Subsidiary] [New Parent] represents and warrants to the Collateral Agent and the other First Lien Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 3.    This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the [New Subsidiary] [New Parent] and the Collateral Agent. Delivery of an executed signature page to this Supplement by facsimile or any other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.    The [New Subsidiary] [New Parent] hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule as of the date hereof of (i) any and all Equity Interests and Pledged Debt Securities now owned by the [New Subsidiary] [New Parent] and (ii) any and all Intellectual Property now owned by the [New Subsidiary] [New Parent] and (b) set forth under its signature hereto, is the true and correct legal name of the [New Subsidiary] [New Parent] and, as of the date hereof, its jurisdiction of organization.

SECTION 5.    Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6.    THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.    In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.    All communications and notices hereunder shall be in writing and given as provided in the Security Agreement. All communications and notices hereunder to the [New Subsidiary] [New Parent] shall be given to it in care of the Borrower as provided in the First Lien Credit Documents.

SECTION 9.    The [New Subsidiary] [New Parent] agrees to reimburse the Collateral Agent for its out-of-pocket expenses in connection with this Supplement, including the fees, other charges and disbursements of counsel for the Collateral Agent, as and to the extent provided in Section 5.06 of the Security Agreement and the other First Lien Credit Documents.

IN WITNESS WHEREOF, the [New Subsidiary] [New Parent] and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY] [NEW PARENT],

by
Name: Title: Address: Legal Name: Jurisdiction of Formation:

THE BANK OF NEW YORK MELLON TRUST COMPANY N.A., as Collateral Agent,

by
Name: Title:

by
Name: Title:

Collateral of the New Subsidiary [New Subsidiary] [New Parent]

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

PLEDGED DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

INTELLECTUAL PROPERTY

[Follow format of Schedule III to the

Security Agreement.]